EXHIBIT 16

November 20, 2003

Securities and Exchange Commission
450 Fifth St., NW
Washington, DC 20549

RE:	Front Range Capital Corporation SEC File No. 333-40028

Gentlemen:

Pursuant to the report of the above-referenced Company, we have read the Company’s response to Item 4 of Form 8-K dated November 17, 2003 and agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Fortner, Bayens, Levkulich and Co., P.C.

FORTNER, BAYENS,
  LEVKULICH AND CO., P.C.